Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (file no. 333-221091) and S-3 (file no. 333-221093) of Fennec Pharmaceuticals Inc. (the “Company”) of our report dated March 28, 2018 relating to the consolidated financial statements, which appear in the Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ HASKELL & WHITE LLP

Irvine, California

March 28, 2018